News Release
Amkor Reports Second Quarter 2007 Results
Chandler, Ariz., July 31, 2007 — Amkor Technology, Inc. (NASDAQ: AMKR) today reported its financial results for the second quarter ended June 30, 2007. Net sales of $652 million for the second quarter of 2007 were flat from the first quarter of 2007 and down 5% from $687 million for the second quarter of 2006. Second quarter net income was $31 million, or $0.16 per diluted share, compared with net income of $24 million, or $0.13 per diluted share, in the second quarter of 2006. During the second quarter of 2007, Amkor recorded charges, with no tax effect, of $16 million, or $0.08 per diluted share, in connection with refinancing a $300 million second lien term loan and the redemption of its 10.5% senior subordinated notes. Net income for the second quarter of 2006 reflected charges, with no tax effect, of $28 million, or $0.14 per diluted share, for debt retirement costs incurred in connection with a series of refinancing transactions completed during that quarter.
“During the second quarter of 2007, sales of our wirebond packages were strong, in support of a broad array of wireless, consumer, networking, and gaming applications.” said James Kim, chairman and chief executive officer of Amkor. “This was not enough, however, to offset reduced levels of modules business and lower than expected sales of our flip chip assembly and test services to certain customers in the computing and gaming sectors who experienced inventory corrections during the quarter.” said Kim. “Although second quarter 2007 sales were lower than anticipated, gross margin was higher than expected because packages with less material content accounted for a larger portion of our sales resulting in lower overall material costs.”
“With first quarter seasonal weakness behind us and our belief that our customers have largely worked off excess inventories in the first six months of 2007, I expect modest growth to resume in the third quarter,” said Kim. “Our business is increasingly influenced by growth in the world economy and levels of consumer spending. As standards of living rise globally, the demand for consumer goods should increase, requiring IC assembly and test services in support of a wide range of devices and end- market applications. We expect to benefit from this growth by maintaining our technology and product leadership in key market segments, and by exercising financial discipline so that we are positioned to achieve our goals of consistent profitability and free cash flow.”
“During the second quarter, unit shipments of wirebond packages increased 7% sequentially, which helped to offset the decline in the flip chip and modules businesses,” said Ken Joyce, chief financial officer of Amkor. “The change of sales mix in the second quarter resulted in lower overall material costs and improved gross margin of 24.8%, up from 22.6% in the first quarter of 2007 and up slightly from 24.7% in the second quarter of 2006,” added Joyce.

“Capital additions totaled $60 million in the second quarter 2007 and $115 million for the first six months. In the second quarter, we expanded capacity for our wirebond packages in response to strong demand in that area,” said Joyce. “Second quarter capital additions also include approximately $10 million in IT solutions as we continue to build and enhance our Information Systems. We are currently targeting third quarter 2007 capital additions of approximately $90 million and full year additions in the range of $275 — $300 million. We are prepared to adjust these figures depending on business conditions.”
“We have achieved positive free cash flow for the past seven quarters, and given our current view of business conditions, we anticipate this trend will continue throughout 2007,” said Joyce.
“We have continued to address our capital structure by extending our debt maturities and reducing our ongoing interest expense through the repayment of outstanding debt and selective refinancing of high cost debt. As previously announced, in April we refinanced a $300 million second lien term loan due October 2010 (accruing interest at LIBOR + 450 bp) with a new loan from Woori Bank in Korea bearing interest at the bank’s base rate plus 50 bp (currently 6.6% or approximately LIBOR + 125 bp) which amortizes in 28 equal quarterly payments through April 2014. In May 2007, we redeemed all of our outstanding 10.50% senior subordinated notes due 2009 at a price equal to 100% of the principal amount of $21.9 million plus accrued interest.
In connection with the April 2007 refinancing and the May 2007 redemption, Amkor recorded a charge with no tax effect of approximately $16 million, or $0.08 per diluted share, in the second quarter of 2007, consisting of $9 million in early prepayment fees and $7 million to write-off unamortized deferred debt issuance costs.”
“We have reduced our total outstanding debt by $193 million in the past two quarters. As a result of the repayment of $142 million of 5% convertible notes in the first quarter, the $300 million refinancing in April and the $21.9 million redemption in May, we expect to realize approximately $14 million in interest savings in 2007 as compared with 2006,” said Joyce. “When these savings are combined with the interest savings from our 2006 capital structure improvements, we expect to realize approximately $28 million in aggregate interest savings in 2007 as compared with 2006.”
The income tax rate was 12% for the second quarter of 2007, and we anticipate an effective tax rate of 9% for the year. This reflects the utilization of foreign net operating loss carry-forwards and tax holidays in certain of our foreign jurisdictions. At June 30, 2007, Amkor had U.S. net operating losses available for carry-forward totaling $401 million expiring through 2027 and $47 million of non-U.S. operating losses available for carry-forward, expiring through 2012.

Selected operating data for the second quarter 2007 is included in a section before the financial tables.
Business Outlook
On the basis of customers’ forecasts, we have the following expectations for the third quarter of 2007:
•	Sales up 4% to 7% from the second quarter of 2007

•	Gross Margin in the range of 24% to 25%

•	Net income in the range of $0.23 to $0.28 per diluted share
Amkor will conduct a conference call on July 31, 2007 at 5:00 p.m. eastern time. The call can be accessed by dialing 303-262-2175, or by visiting the investor relations page of our website: www.amkor.com or CCBN’s website: www.companyboardroom.com. An archive of the webcast can be accessed through the same links, and will be available until our next quarterly earnings conference call. An audio replay of the call will be available for 48 hours following the conference call by dialing 303-590-3000 passcode: 11087561#.
About Amkor
Amkor is a leading provider of advanced semiconductor assembly and test services. The company offers semiconductor companies and electronics OEMs a complete set of microelectronics design and manufacturing services. More information on Amkor is available from the company’s SEC filings and on Amkor’s website: www.amkor.com.
Forward Looking Statement Disclaimer
This press release contains forward-looking statements within the meaning of federal securities laws. All statements other than statements of historical fact are considered forward looking statements including, without limitation, statements regarding the following: modest growth in the third quarter and the remainder of 2007; the influence of the world economy and consumer spending levels on our business and expectations regarding increasing demand for consumer goods requiring IC assembly and test services; our intention to maintain technology and product leadership in key market segments and the expected benefit to our business; our plans to exercise financial discipline in support of our profitability and free cash flow goals; plans regarding capital expenditures for the third quarter and the remainder of 2007; expectations regarding achievement of positive free cash flow for the remainder of 2007; expectations regarding interest savings and our effective tax rate during 2007; and the statements regarding sales, gross margin and net income per diluted share contained under Business Outlook. These forward-looking statements involve a number of risks, uncertainties, assumptions and other factors that could affect future results and cause actual results and events to differ materially from historical and expected results and those expressed or implied in the forward looking statements, including, but not limited to, the following: the highly unpredictable nature of the semiconductor industry; inability to achieve high capacity utilization rates; volatility of consumer demand for products incorporating our semiconductor packages; weakness in the forecasts of Amkor’s customers; customer modification of and follow through with respect to forecasts provided to Amkor; curtailment of outsourcing by our customers; our substantial indebtedness and restrictive covenants; failure to realize sufficient cash flow to fund capital expenditures; deterioration of the U.S. or other economies; the highly unpredictable nature and costs of litigation and other legal activities and the risk of adverse results of such matters; the outcome of the pending SEC investigation; worldwide economic effects of terrorist attacks, natural disasters and military conflict; competitive pricing and declines in average selling prices; timing and volume of orders relative to production capacity; fluctuations in manufacturing yields; competition; dependence on international operations and sales; dependence on raw material and equipment suppliers and changes in raw material costs; exchange rate fluctuations; dependence on key personnel; difficulties in managing growth; enforcement of intellectual property rights; environmental and other governmental regulations; and technological challenges.
Further information on risk factors that could affect the outcome of the events set forth in these statements and that could affect the company’s operating results and financial condition is detailed in the company’s filings with the Securities and Exchange Commission, including Form 10-Q for the quarter ended March 31, 2007. Amkor undertakes no obligation to review or update any forward-looking statements to reflect events or circumstances occurring after the date of this press release.
Contact:
Kenneth Joyce
Executive Vice President & CFO
480-821-5000 ext. 5725
kjoyc@amkor.com

     Selected operating data for the second quarter and six month 2007

	2nd Quarter		Six Months
Capital additions	$60 million		$115 million
Net increase in related accounts payable and deposits	($9 million	)	($13 million	)

Payments for property, plant & equipment	$51 million		$102 million

Depreciation and amortization	$71 million		$142 million
Free cash flow *	$80 million		$152 million

*	Reconciliation of free cash flow to the most directly comparable GAAP measure:

Net cash provided by operating activities	$131 million		$254 million
Less payments for property, plant and equipment	($51 million	)	($102 million	)

Free cash flow from continuing operations	$ 80 million		$ 152 million

We define free cash flow as net cash provided by operating activities less payments for property, plant and equipment. Free cash flow is not defined by generally accepted accounting principles. However, we believe free cash flow to be relevant and useful information to our investors because it provides them with additional information in assessing our liquidity, capital resources and financial operating results. Our management uses free cash flow in evaluating our liquidity, our ability to service debt and our ability to fund capital expenditures. However, this measure should be considered in addition to, and not as a substitute, or superior to, cash flows or other measures of financial performance prepared in accordance with generally accepted accounting principles, and our definition of free cash flow may not be comparable to similarly titled measures reported by other companies.
•	Second quarter capacity utilization was approximately 80%.

•	Assembly unit shipments for Q2 2007 were 2.1 billion, up 7% from Q1 2007.

•	For Q2 2007, our top ten customers accounted for 48% of net sales.

•	Q2 2007 end market distribution (an approximation based on a sampling of programs with some of our largest customers):

Communications	35%
Consumer	30%
Computing	25%
Other	10%
•	Q2 2007 percentage of net sales:

Laminate packages	51%
Leadframe packages	35%
Test	11%
Other	3%
(tables to follow)

AMKOR TECHNOLOGY, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
	(In thousands, except per share data)

Net sales	$652,486	$686,631	$1,303,474	$1,331,720
Cost of sales	490,794	517,307	994,444	1,007,659

Gross profit	161,692	169,324	309,030	324,061

Operating expenses:
Selling, general and administrative	62,360	58,967	125,027	120,171
Research and development	11,023	10,315	20,648	19,745

Total operating expenses	73,383	69,282	145,675	139,916

Operating income	88,309	100,042	163,355	184,145

Other (income) expense:
Interest expense, net	31,114	40,600	66,274	81,757
Interest expense, related party	1,562	1,563	3,125	3,351
Foreign currency loss, net	4,562	1,079	4,547	5,007
Debt retirement costs, net	15,875	27,860	15,875	27,389
Other (income) expense, net	(532)	2,840	(1,218)	2,375

Total other expense, net	52,581	73,942	88,603	119,879

Income before income taxes and minority interests	35,728	26,100	74,752	64,266
Income tax expense	4,272	1,972	8,379	5,584

Income before minority interests	31,456	24,128	66,373	58,682
Minority interests, net of tax	(466)	(340)	(793)	(455)

Net income	$30,990	$23,788	$65,580	$58,227

Net income per common share:
Basic	$0.17	$0.13	$0.37	$0.33

Diluted	$0.16	$0.13	$0.34	$0.32

Shares used in computing net income per common share:
Basic	180,392	177,689	179,456	177,245

Diluted	209,868	196,869	208,282	193,946

AMKOR TECHNOLOGY, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30,	December 31,
	2007	2006
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$238,407	$244,694
Restricted cash	2,542	2,478
Accounts receivable:
Trade, net of allowances	362,621	380,888
Other	3,882	5,969
Inventories, net	141,010	164,178
Other current assets	35,071	39,650

Total current assets	783,533	837,857

Property, plant and equipment, net	1,418,093	1,443,603
Goodwill	672,370	671,900
Intangibles, net	24,441	29,694
Investments	5,683	6,675
Restricted cash	1,699	1,688
Other assets	47,496	49,847

Total assets	$2,953,315	$3,041,264

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$159,297	$185,414
Trade accounts payable	280,741	291,847
Accrued expenses	133,044	145,501

Total current liabilities	573,082	622,762

Long-term debt	1,553,412	1,719,901
Long-term debt, related party	100,000	100,000
Pension and severance obligations	195,060	170,070
Other non-current liabilities	32,992	30,008

Total liabilities	2,454,546	2,642,741

Commitments and contingencies
Minority interests	5,389	4,603

Stockholders’ equity:
Preferred stock	—	—
Common stock	181	178
Additional paid-in capital	1,477,489	1,441,194
Accumulated deficit	(975,810)	(1,041,390)
Accumulated other comprehensive loss	(8,480)	(6,062)

Total stockholders’ equity	493,380	393,920

Total liabilities and stockholders’ equity	$2,953,315	$3,041,264

AMKOR TECHNOLOGY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Six Months Ended
	June 30,
	2007	2006
	(In thousands)
Cash flows from operating activities:
Net income	$65,580	$58,227
Depreciation and amortization	141,504	133,525
Debt retirement costs	6,875	27,389
Other operating activities and non-cash items	9,342	23,363
Changes in assets and liabilities	30,682	(2,698)

Net cash provided by operating activities	253,983	239,806

Cash flows from investing activities:
Payments for property, plant and equipment	(102,212)	(169,469)
Proceeds from the sale of property, plant and equipment	4,566	1,333
Other investing activities	(1,469)	—

Net cash used in investing activities	(99,115)	(168,136)

Cash flows from financing activities:
Borrowings under revolving credit facilities	61,836	111,185
Payments under revolving credit facilities	(79,448)	(95,462)
Proceeds from issuance of long-term debt	300,000	590,000
Payments for debt issuance costs	(3,437)	(14,852)
Payments on long-term debt	(474,746)	(731,634)
Proceeds from issuance of stock through stock compensation plans	34,466	4,959

Net cash used in financing activities	(161,329)	(135,804)

Effect of exchange rate fluctuations on cash and cash equivalents	174	1,066

Net decrease in cash and cash equivalents	(6,287)	(63,068)
Cash and cash equivalents, beginning of period	244,694	206,575

Cash and cash equivalents, end of period	$238,407	$143,507